UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 28, 2010 (May 28, 2010)

MINERCO RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-156059
(State or other jurisdiction of incorporation)	(Commission File No.)

7999 Rue Chouinard
Lasalle, Quebec
Canada H8N 2E5
 (Address of principal executive offices and Zip Code)

(514) 461-1375
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      APPOINTMENT OF DIRECTOR

On May 28, 2010, Marco Rodriquez was appointed to our board of directors.  Mr. Rodriguez has been involved in the Energy and Mining Sectors in the Latin American region for the past 17 years. He has worked in countries such as Chile, Colombia, Costa Rica, Guatemala, El Salvador and Honduras. He has extensive experience in logistics, construction, government protocols and community relations in the Central American region.

Since February 1994, Mr. Rodriguez  has served as an energy advisor to Honduran Administrations. In this capacity, Mr. Rodriguez has had the pleasure to serve under five different Honduran Administrations from both political parties. Over the last decade, he has been a key figure in securing foreign investment for both the mining and clean energy sectors in Honduras. In 1996, he participated in the commission that submitted a new mining law to the Honduran government that attracted more than 200 million dollars in investment for the sector from overseas companies.

Since August 2009, Mr. Rodriguez has served on the Strategic Planning and Infrastructure Panel in both the energy and mining sectors in Honduras. This panel, which he still serves, is comprised of key private and government figures.  Since March 2004, he has advised the Government of El Salvador on energy and mining strategies and policy.

Mr. Rodriguez is the founder and president of ROTA Inversiones S. de R.L which was founded in September 2002. ROTA currently holds rights to over 75 mega-watts of clean energy projects in the country of Honduras. ROTA is also engaged in the businesses of heavy equipment, industrial machinery and real estate.   Mr. Rodriguez earned a Bachelor of Science degree in Industrial Engineering from New York Institute of Technology / New York University and a Masters degree in Marketing from Universidad Tecnologico de Monterrey.

Item 7.01:                       REGULATION FD DISCLOSURE

Today we announced that Marco Rodriguez was appointed to our board of directors.

Item 9.01:	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 28th day of May, 2010.	MINERCO RESOURCES, INC.

	BY:	V. SCOTT VANIS
V. Scott Vanis President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and a member of the Board of Directors.

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